SECURED CONVERTIBLE PROMISSORY NOTE
$708,000 ORIGINAL ISSUE DISCOUNT

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

Issue Date: July 22, 2014

FOR VALUE RECEIVED, Lithium Exploration Group, Inc. as Obligor ("Borrower,” or “Obligor”), hereby promises to pay to JDF Capital Inc., (the “Lender” or “Holder”), the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The "Lender" shall be:	JDF Capital Inc.
The "Principal Sum" shall be:	$708,000 (six hundred seventy two thousand US Dollars) which amount includes $600,000 paid by the Lender and $108,000 in respect of prepaid interest at 8% per annum for 18 months. .
The “Consideration” shall be:	$600,000 (six hundred thousand US dollars) in the form of cash payment by wire or check as set forth in the attached funding schedule.
The "Interest Rate" shall be:

12% per annum, calculated monthly, in arrears. The Principal Sum is inclusive of prepaid interest at the Interest Rate for 18 months. Interest shall continue to accrue on any portion of the Principal Sum outstanding from time to time following the Maturity Date.

The "Conversion Price" shall be the following price:

the lower of 65% of the lowest reported sale price of the Borrower’s common stock (the “Common Stock”) for the 20 trading days immediately prior to (i) the closing date on July 22, 2014 (the “Closing Date”), or (ii) 65% of the lowest reported sale price for the 20 days prior the conversion date of the Note

The "Maturity Date" is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	January 22, 2016.
The “Purchase Agreement”, which is incorporated herein by reference means the:	Securities Purchase Agreement between the Borrower and the Lender dated July 22, 2014
The “General Security Agreement” or “GSA”, which is incorporated herein by reference means the:	General Security Agreement between the Lender and Alta Disposal Ltd. (the ``Guarantor``) dated July 22, 2014.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

            1.1 Principal Sum. The Principal Sum is $708,000 (six hundred seventy two thousand) which includes$600,000 (six hundred thousand) payable to be advanced by the Lender and $108,000 in prepaid interest at the Interest Rate for 18 months. The Lender shall pay $100,000 of Consideration upon closing of this Note as the Purchase Price under the Purchase Agreement of even date herewith between the Borrower and the Lender. As set forth in the attached Funding Schedule, the Lender shall pay an additional $500,000 of Consideration to the Borrower in such amounts and times as specified in the Funding Schedule.

_________

            1.2 Events of Default. The occurrence of any of the following events shall be an “Event of Default” or “Default” under this Note:

            (a)        the Borrower shall fail to make the payment of any amount of principal outstanding on the date such payment is due hereunder;

            (b)        the Borrower shall fail to make any payment of interest in shares of Common Stock for a period of three (3) days after the date such interest is due;

            (c)        the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, Nasdaq SmallCap Market, Nasdaq National Market, American Stock Exchange or The New York Stock Exchange, Inc. for a period of five (5) consecutive Trading Days;

            (d)        the Borrower’s notice to the Lender, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock;

            (e)        the Borrower shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Note or any accrued and unpaid interest, or (ii) make the payment of any fees and/or liquidated damages under this Note or the Purchase Agreement, which failure in the case of items (i) and (ii) of this Section 1.2 (e) is not remedied within three (3) business days after the incurrence thereof;

            (f)        default shall be made in the performance or observance of (i) any material covenant, condition or agreement contained in this Note (other than as set forth in clause (e) of this Section 1.2) and such default is not fully cured within five (5) business days after the occurrence thereof; (ii) any material covenant, condition or agreement contained in the Purchase Agreement any other Transaction Document which is not covered by any other provisions of this Section 1.2 and such default is not fully cured within five (5) business days after the occurrence thereof; or (iii) any covenant, condition or agreement contained in the GSA (without allowance for cure of such default);

            (g)        any material representation or warranty made by the Borrower herein or in the Purchase Agreement or any other Transaction Document, or by the Guarantor in the GSA, shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

            (h)        the Borrower shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity;

            (i)        the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

            (j)        a proceeding or case shall be commenced in respect of the Borrower, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Borrower or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

            (k)        the failure of the Borrower to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to the Holder within five (5) business days of the Holder’s request so long as the Holder has provided reasonable assurances and opinions of counsel to the Borrower that such shares of Common Stock can be resold pursuant to Rule 144; or

            (l)        the failure of the Borrower to pay any amounts due to the Holder herein within three (3) business days of receipt of notice to the Company.

1.3        Consequences of Default/Remedies. In the event of any Event of Default, as defined in above section 1.2, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 1.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 130% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon.

            1.4 Redemption. During the first 18 months this Note is in effect, the Borrower may redeem this Note by paying to the Holder an amount as follows: (i) if the redemption is within the first 60 days after the Issue Date of this Note, then for an amount equal to 110% of the unpaid Principal Sum of this Note, (ii) if the redemption is on or after the 61st day after the Issue Date of this Note, but prior to the 121st day after the Issue Date of this Note, then for an amount equal to 120% of the unpaid Principal Sum of this Note, and (iii) if the redemption is after the 121st day after the Issue Date of this Note, but prior to the Maturity Date of this Note, then for an amount equal to 130% of the unpaid Principal Sum. This Note may not be redeemed on or after the Maturity Date. The redemption must be closed and paid for within 10 business days of the Company sending the redemption demand or the redemption will be invalid.

            1.5 Security. To secure the due payment of the Principal Sum and Interest payable under this Note, the Borrower shall cause to be provided to the Holder contemporaneously with the advance of the Principal Sum, the general security agreement annexed hereto as Exhibit A granting the Holder a security interest in all of the present and after acquired personal property (the “Security”) of Alta Disposal Ltd. The Borrower further agrees that it will not transfer, assign, pledge or provide a negative pledge to any third party with respect to the Security while the Note is outstanding.

ARTICLE 2 CONVERSION RIGHTS

            The Holder will have the right to convert the Principal Sum (including OID, interest, and other fees) under this Note into Shares of the Borrower's Common Stock as set forth below.

            2.1 Conversion Rights and Cashless Exercise. The Holder will have the right at its election from and after the Issue Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of common stock of Lithium Exploration Group, Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of Lithium Exploration Group, Inc. into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of Lithium Exploration Group, Inc., as calculated in accordance with sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) Shares from any such conversion will be delivered to Holder (in any name directed by Holder) by 2:30pm EST within 3 (three) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer.

            2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price, as illustrated below. The Holder and the Borrower shall maintain records showing the principal amount(s) converted and the date of such conversion(s). If no objection is delivered from Borrower to Holder regarding any variable or calculation of the conversion notice within 24 (twenty-four) hours of delivery of the conversion notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Notice of Conversion and waive any objection thereto. The Company acknowledges and agrees that, absent a duly delivered objection notice as required above, the Holder shall materially rely on the confirmation and ratification of the conversion price and, notwithstanding subsequent information to the contrary that such computation was made in error, such deemed conversion price shall thereafter be the conversion price for purposes of such conversion.

# Shares = Conversion Amount
                        Conversion Price

            2.5 Reservation of Shares. As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of Common Stock upon the conversion of this Note.

            2.6. Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder by 2:30pm EST within 3 (three) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer (such date, the “Share Delivery Date”). For example, if Holder delivers a conversion notice to Borrower at 5:15 pm eastern time on Monday January 1st, Borrower’s transfer agent must deliver shares to Holder’s broker via “DWAC/FAST” electronic transfer by no later than 2:30 pm eastern time on Thursday January 4th. If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, Holder, at any time prior to selling those shares (in whole or in part), may rescind that particular conversion (in whole or in part) and have the conversion amount (in whole or in part) returned to the note balance with the conversion shares (in whole or in part) returned to the Borrower (under Holder and Borrower’s expectation that any returned conversion amounts will tack back to the original date of the note). The Company will make its best efforts to deliver shares to Holder same day / next day.

2.6.1 Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder (including election to pursue its rights under this Section 2.6 and subsections), at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

2.6.2 Conversion Delay Penalties. Holder may assess, at its election, penalties or liquidated damages (both referred to herein as “penalties”) as follows.

2.6.2. A. For each conversion, Borrower agrees to deliver share issuance instructions to its transfer agent same day or next day. In the event that the share issuance instructions are not delivered to the Borrower’s transfer agent by the next day, a penalty of $2,000 per day will be assessed for each day until share issuance instructions are delivered to the transfer agent ($2,000 per day inclusive of the day of conversion); and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).

2.6.2. B. For each conversion, in the event that shares are not delivered by the third business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note). Borrower will not be subjected to any penalties once its transfer agent processes the shares to the DWAC system.

2.6.3 If failure to deliver Conversion Shares occurs as follows, Holder may elect to enforce one or more of these remedies at its sole election.

2.6.3. A. In addition to any other rights available to the Holder, if the Borrower fails to cause its transfer agent to transmit to the Holder the shares on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or if the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Borrower shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions and other fees, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either (x) reinstate the portion of the Note and equivalent number of shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded), (y) deliver to the Holder the number of shares of Common Stock that would have been issued had the Borrower timely complied with its conversion and delivery obligations hereunder, or (z) pay in cash to the Holder the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Borrower, evidence of the amount of such loss.

2.6.3. B. If the Borrower fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate) and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Borrower must make the Holder whole by either of the following options at Holder’s election:

Market Price Loss = [(VWAP on the day of conversion) x (Number of shares receivable from the conversion)] – [(Sales price realized by Holder) x (Number of shares receivable from the conversion)].

Option A – Pay Market Price Loss in Cash. The Borrower must pay the Market Price Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

Option B – Add Market Price Loss to Principal Sum. The Borrower must pay the Market Price Loss by adding the Market Price Loss to the balance of the Principal Sum (under Holder’s and the Borrower’s expectation that any Market Price Loss amounts will tack back to the original date of issue of this Note).

2.6.3. C. If the Borrower fails for any reason to deliver to the Holder the Shares within 2 (two) business days of the Share Delivery Date and if the Holder incurs a Failure to Deliver Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Borrower must make the Holder whole as follows:

Failure to Deliver Loss = [(High trade price at any time on or after the day of conversion) x (Number of shares receivable from the conversion)].

The Borrower must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

            2.7. This section 2.7 intentionally left blank.

ARTICLE 3 MISCELLANEOUS

            3.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

            3.2 Subsequent Equity Sales or Agreements. The Borrower shall provide the Holder, whenever the Holder requests at any time while this Note is outstanding, a schedule of all issuances of Common Stock or any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (a “Common Stock Equivalent”) since the date of issuance of this Note, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms. The term issuances shall also include all agreements to issue, or prospectively issue Common Stock or Common Stock Equivalents, regardless of whether the issuance contemplated by such agreement is consummated. The Borrower shall notify the Holder in writing of any issuances within twenty-four (24) hours of such issuance.

            3.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            3.4. Assignability. The Borrower may not assign this Note. This Note will be binding upon the Borrower and its successors, and will inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder to anyone of its choosing without Borrower’s approval.

            3.5. Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the conflict of laws principles thereof. Each of the Borrower and the Holder (i) hereby submits to the exclusive jurisdiction of the state and federal courts of Nevada for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Borrower and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 3.5 shall affect or limit any right to serve process in any other manner permitted by law.

            3.6. Delivery of Process by Holder To Borrower. In the event of any action or proceeding by Holder against Borrower, and only by Holder against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Holder via overnight delivery service such as FedEx or UPS, process server, or by personal delivery of a copy of such process to the Borrower at its last known address or to its last known attorney set forth in its most recent SEC filing.

            3.7. No Rights as Stockholder Until Conversion. This Note does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the conversion hereof as set forth in Section 2.1. So long as this Note is unconverted, this Note carries no voting rights and does not convey to the Holder any “control” over the Company, as such term may be interpreted by the SEC under the Securities Act or the Exchange Act, regardless of whether this Note is currently convertible.

            3.8. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            3.9. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

            3.10. Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

            3.11. No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

            3.12. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower’s counsel.

            3.13. Director’s Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

            3.14. No Shorting. Holder agrees that so long as any Note from Borrower to Holder remains outstanding, Holder will not enter into or effect any “short sales” of the common stock or hedging transaction which establishes a net short position with respect to the common stock of Lithium Exploration Group, Inc. Borrower acknowledges and agrees that upon submission of conversion notice as set forth in Section 3.1 (up to the amount of cash paid in under the Note), Holder immediately owns the common shares described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

BORROWER:

LITHIUM EXPLORATION GROUP, INC.

By:	/s/ Alexander Walsh
Alexander Walsh
President

LENDER/HOLDER:

JDF CAPITAL INC.

By:	/s/ John Fierro
John Fierro
President

[Secured Convertible Promissory Note Signature Page]

FUNDING SCHEDULE

  $100,000 paid to Borrower upon the Closing Date;
  $100,000 paid to Borrower on August 22, 2014;
  $100,000 paid to Borrower on September 22, 2014;
  $100,000 paid to Borrower on October 22, 2014;
  $100,000 paid to Borrower on November 22, 2014; and
  $100,000 paid to Borrower on December 22, 2014.